                          DEFERRED COMPENSATION AGREEMENT

     This Agreement is made as of the First day of August, 1995, between T.G.I. Friday's Inc. (the "Company") and Walter Doolin (the "Employee").

     WHEREAS, the Company values the efforts, abilities, and accomplishments of the Employee as an important member of management and recognizes that the Employee's future services are vital to its continued growth and profitability; and

     WHEREAS, the Company, in order to retain the services of the Employee, has agreed to pay the Employee deferred compensation in accordance with this Agreement.

     NOW, THEREFORE, it is mutually agreed that:

          1. DEFINITIONS. The following definitions apply for purposes of this Agreement:

     (a) "Beneficiary" means the person or persons eligible to receive any death benefits payable under this Agreement, determined as follows:

          (1)  Unless another Beneficiary is designated as provided in paragraph
               (2), if the Employee is married at the time of his death, his Beneficiary is his surviving spouse, and if the Employee is not married at the time of his death, his Beneficiary is his estate.

          (2) However, the Employee may designate a different Beneficiary by means of a separate written designation filed with the Company. The Employee may alter or revoke said designation at any time without the consent of the Beneficiary. Such designations are not subject to consent by the Employee's spouse. If no Beneficiary designated under this paragraph (2) survives the Employee, the Beneficiary will be determined under paragraph (1).

          (3) If a Beneficiary (whether determined under paragraph (1) or designated under paragraph (2)) survives the Employee but dies before payment of the amount to which the Beneficiary is entitled, said amount will be paid to the Beneficiary's estate.

     (b) "Certified Earnings" means the Employee's total base salary from the Company before any reduction pursuant to this Agreement or pursuant to a plan meeting the requirements of Sections 125 or 401(k) of the Internal Revenue Code.

     (c) "Deferred Compensation Account" or "Account" means the Account established pursuant to section 2 of this Agreement.

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          2.   DEFERRED COMPENSATION ACCOUNT AND EARNINGS.  The Company will maintain a Deferred Compensation Account for the Employee on the books of the Company. Amounts credited to the Account will earn interest at the rate of 8% per annum compounded quarterly. Interest will be earned from the day such amounts are credited to the Account. Interest earned will be credited to the Account at the end of each calendar quarter. If the Employee becomes eligible for installment payments under this Agreement, interest will continue to be credited on the unpaid balance not yet distributed.

          3. AMOUNTS CREDITED BY COMPANY. For each payroll period beginning on or after August 1, 1995, the Company will credit to the Account an amount equal to 10% of the Employee's Certified Earnings for such payroll period.

          4.   ADDITIONAL DEFERRAL OPPORTUNITIES.

     (a) SALARY. The Employee agrees that his regular monthly salary for each month beginning after the date of execution of this Agreement shall be reduced by ____%, but not more than 25%. (Said percentage may be modified by executing an Addendum to this Agreement.) For each payroll period the Company will credit to the Account an amount equal to the amount of said reduction.

     (b) BONUS. The Employee agrees that his annual bonus, if any, with respect to 1995 and each year thereafter shall be reduced by ___%. (Said percentage may be modified by executing an Addendum to this Agreement.) On or about the date the amount of said reduction would otherwise be paid to the Employee, the Company will credit said amount to the Account.

          5. PAYMENT OF BENEFITS. Upon the termination of the Employee's employment, the Company will pay the Employee (or pay the Employee's Beneficiary, if the termination of employment was due to the Employee's death) the total amount credited to his Account. Benefits will be paid as follows:

     (a) If the aggregate balance in the Account, determined as of the date the Employee terminates employment, is less than $100,000, his benefit will be paid in a single sum not later than 90 days after the date of his termination of employment.

     (b) If the aggregate balance in the Account, determined as of the date the Employee terminates employment, is $100,000 but less than $500,000, his benefit will be paid in five annual installments, with the first installment paid 90 days after termination of employment and the remaining installments paid at one year intervals thereafter.

     (c) If the aggregate balance in the Account, determined as of the date the Employee terminates employment, is $500,000 or more, his benefit will be paid in ten annual installments, with the first installment paid 90 days after


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          termination of employment and the remaining installments paid at one year intervals thereafter.

     (d) The amount of each installment under (b) or (c) will be the Account balance immediately before the installment, divided by the number of remaining installments (including the current installment).

     (e) If the Employee's termination of employment is due to his death, or if he dies after termination of employment but before payment of all amounts to which he is entitled hereunder, the Company will pay to the Employee's Beneficiary the amounts remaining in the Employee's Accounts at the time of his death. Said amount will be paid to the Beneficiary in a single sum not more than six months after the Employee's death.

          6.   MISCELLANEOUS PROVISIONS.

     (a) Neither the Employee nor the Employee's Beneficiary shall have any right to assign, pledge, transfer or otherwise hypothecate this Agreement or the payments hereunder, in whole or in part. Benefits under this Agreement will not be subject to execution, attachment, or similar process.

     (b) This Agreement constitutes the Company's unconditional promise to pay the amounts which become payable pursuant to the terms hereof. The Employee's rights are solely those of an unsecured wage creditor. This Agreement does not give the Employee a security interest in any specific assets of the Company. Accounts are for purposes of determining the amounts the Company is required to pay. Accounts do not require any segregation of assets.

     (c) The parties agree that any dispute regarding the Employee's benefits hereunder will be resolved using mediation/arbitration proceedings similar to those used to resolve disputes under the Carlson 2000 Long Term Incentive Plan as in effect from time to time.

     (d) This Agreement shall not be construed as a contract of employment and does not restrict the right of the Company to discharge the Employee or the right of the Employee to terminate employment.

     (e) This Agreement may not be altered, amended or revoked except by a written statement signed by the Company and the Employee (or by the Beneficiary if the Employee is no longer living).

     (f) The provisions of this Agreement shall be construed and enforced according to the laws of Minnesota.


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

          IN WITNESS WHEREOF, the parties have executed this Agreement.

                                             COMPANY

Date Signed: 10/16/95                        By /s/  Sue Elliott
            --------------------------         -------------------------------
                                                Its  VP, Human Resources


Date Signed: 10/1/95                         /s/ Wallace B. Doolin
            --------------------------       ---------------------------------
                                             Employee





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